Exhibit 99.1

Chiasma Provides Corporate Update and Reports Third Quarter 2016 Results

WALTHAM, Mass., November 9, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a biopharmaceutical company focused on improving the lives of patients with rare and serious chronic diseases, today provided a corporate update and reported financial results for the third quarter ended September 30, 2016.

“Chiasma is committed to the development of new treatment options for acromegaly and we are currently applying all of our resources to the development of Mycapssa® (octreotide) capsules for patients suffering from acromegaly, a rare and debilitating disease,” said Mark J. Fitzpatrick, president and chief executive officer of Chiasma. “We continue to explore regulatory paths forward to potentially enable approval in the U.S. while enrollment of the MPOWERED™ Phase 3 trial of Mycapssa progresses in support of our planned Marketing Authorization Application (MAA) in Europe.”

Key Corporate Highlights:

•	Mycapssa NDA: As previously announced, Chiasma received a Complete Response Letter (CRL) from the Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa. FDA expressed concerns regarding certain aspects of our single-arm, open-label Phase 3 clinical trial and strongly recommended that we conduct a randomized, double-blind and controlled trial that enrolls patients from the United States and is of sufficiently long duration to ensure that control of disease activity is stable at the time point selected for the primary efficacy assessment. In addition, the FDA advised that, during a site inspection, certain deficiencies were conveyed to the representative of one of our suppliers that would need to be resolved before approval. This feedback was reiterated in an End of Review Meeting with FDA during the second quarter, and in the minutes of which meeting where the FDA also introduced the concept that some of its concerns could potentially be addressed through a placebo controlled design. Chiasma acknowledges this feedback and continues to evaluate various paths forward to potentially secure approval in the U.S. for Mycapssa.

•	August Restructuring: During the third quarter, the company further reduced its workforce by approximately 44%, primarily in the company’s research and general and administrative functions, to lower its operating expenses and extend its cash runway.

•	CEO Transition: Effective October 1, 2016, Mr. Fitzpatrick was promoted from Chief Financial Officer to Chief Executive Officer and he continues to serve as our Principle Financial Officer.

•	VP Finance Appointment: Effective November 10, 2016, Mr. Drew Enamait was promoted from Director, Corporate Controller to VP, Finance and

Administration and Principle Accounting Officer. Mr. Enamait earned a Certified Public Accountant certificate in 1999 and has over 20 years of professional experience in financial positions in both large and small companies.

Third Quarter 2016 Financial Results and Updated Cash Guidance

•	Marketing, G&A Expenses: Marketing, general and administrative expenses were $3.9 million for the quarter ended September 30, 2016, compared to $4.8 million for the same period of 2015. The decrease was primarily due to the June 2016 reduction in force of substantially all of our commercial personnel and the corresponding reduction in pre-commercial activity expenditures following the CRL. This decrease was partially offset by greater compensation-related expenses associated with our expanded U.S. office as well as increased professional and consulting fees associated with being a public company.

•	R&D Expenses: Research and development expenses were $4.5 million for the quarter ended September 30, 2016, compared to $4.4 million for the same period of 2015. The increase was primarily due to our ongoing Phase 3 clinical trial of octreotide capsules for the treatment of acromegaly to support the submission of an MAA to the European Medicines Agency (EMA).

•	Restructuring Charges: Chiasma recorded a restructuring charge of approximately $1.0 million for the quarter ended September 30, 2016 which was attributable to the restructuring plan announced in August 2016.

•	Net Loss: For the quarter ended September 30, 2016, Chiasma’s net loss attributable to common stockholders was ($9.4) million, or ($0.38) per basic share. This compares to a net loss of ($9.4) million, or ($0.46) per basic share, for the same period of 2015. The basic share amounts outstanding for the quarter ended September 30, 2016 included the common stock that was issued upon conversion of Chiasma’s redeemable preferred stock in connection with the company’s July 2015 initial public offering (IPO). Redeemable preferred stock outstanding was excluded from this calculation in periods before the IPO.

•	Cash Position: Cash, cash equivalents and marketable securities as of September 30, 2016 were $99.4 million, compared to $115.6 million as of June 30, 2016, primarily reflecting the company’s third-quarter operating expenditures and restructuring-related payments. The Company expects to end 2016 with between $90 million and $92 million in cash, cash equivalents and marketable securities. Additionally, the Company expects its existing cash, cash equivalents and marketable securities to fund its operations beyond 2018.

About Chiasma

Chiasma is focused on improving the lives of patients who face challenges associated with their existing treatments for rare and serious chronic diseases. Employing its Transient Permeability Enhancer (TPE®) technology platform, Chiasma seeks to develop oral medications that are currently available only as injections. The company is conducting an international Phase 3 clinical trial of octreotide capsules (conditionally trade-named “Mycapssa®”) for the maintenance treatment of adult acromegaly patients to support a potential submission of a Marketing Authorization Application to the European Medicines Agency. Chiasma received a Complete Response Letter (CRL) from the U.S. Food and Drug Administration (FDA) on April 15, 2016 regarding its New Drug Application (NDA) for Mycapssa in the United States. Chiasma is headquartered in the United States with a wholly owned subsidiary in Israel. Mycapssa and TPE are registered trademarks of Chiasma.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the company’s commitment to develop new treatment options to patients with acromegaly, the company’s efforts to explore pathways to potentially enable regulatory approval in the US, the company’s ongoing MPOWERED Phase 3 clinical trial and planned regulatory filings related thereto, cash guidance as of the end of 2016, and the company’s expectation that its existing cash, cash equivalents and marketable securities will be sufficient to fund its operations beyond 2018. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the regulatory review and approval process generally; risks associated with Chiasma’s Phase 3 clinical trial to support regulatory approval of Mycapssa in the E.U.; risks associated with Chiasma potentially conducting an additional randomized, double-blind and controlled Phase 3 clinical trial of Mycapssa in accordance with the FDA’s recommendation in the CRL to support regulatory approval of Mycapssa in the United States, including risks related to the enrollment, timing and associated expenses of any potential trial; risks associated with Chiasma pursuing a development pathway other than the path strongly recommended by the FDA; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that octreotide capsules, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risks associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; risks associated with Chiasma’s dependence on third parties; and risks associated with defending any litigation, including the risk that we incur more costs than we expect and uncertainty involving the outcome. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Chiasma’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (SEC) on March 17, 2016, and in subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contact

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Chiasma, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands except share and per share data)

(unaudited)

	For the three months ended		For the nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Operating expenses:
Marketing, general and administrative	$3,881	$4,814	$19,267	$10,182
Research and development	4,521	4,368	26,526	10,745
Restructuring charges	1,037	—	7,574	—

Total operating expenses	9,439	9,182	53,367	20,927

Loss from operations	(9,439)	(9,182)	(53,367)	(20,927)
Other expense (income), net	(139)	105	(389)	303

Loss before provision for income taxes	(9,300)	(9,287)	(52,978)	(21,230)
Provision for income taxes	73	72	238	146

Net loss	(9,373)	(9,359)	(53,216)	(21,376)
Accretion of redeemable convertible preferred stock	—	(31)	—	(318)

Net loss attributable to common stockholders	$(9,373)	$(9,390)	$(53,216)	$(21,694)

Earnings per share attributable to common stockholders
Basic	$(0.38)	$(0.46)	$(2.19)	$(3.17)

Diluted	$(0.38)	$(0.46)	$(2.19)	$(3.17)

Weighted-average shares outstanding:
Basic	24,357,730	20,280,385	24,305,916	6,837,272

Diluted	24,357,730	20,280,385	24,305,916	6,837,272

Chiasma, Inc.

Condensed Consolidated Balance Sheets Information

(amounts in thousands)

(unaudited)

	September 30, 2016	December 31, 2015
Cash and cash equivalents	$28,475	$41,039
Marketable securities	70,883	107,715
Prepaid expenses and other current assets	2,244	2,331
Property and equipment, net	2,415	676
Other assets	1,489	1,347

Total assets	$105,506	$153,108

Accounts payable	$1,160	$157
Accrued expenses	5,579	4,657
Other current liabilities	1,877	1,700
Long-term liabilities	3,827	3,778

Total liabilities	12,443	10,292
Total stockholders’ equity	93,063	142,816

Total liabilities and stockholders’ equity	$105,506	$153,108